FIRST TRUST EXCHANGE-TRADED FUND II
                              Amended and Restated
    Establishment and Designation of Series of Shares of Beneficial Interest
                       (Effective as of January 21, 2010)

WHEREAS, pursuant to Section 4.9 of the Declaration of Trust dated July 6, 2006 (the "Declaration"), of First Trust Exchange-Traded Fund II, a Massachusetts business trust (the "Trust"), the initial Trustee of the Trust divided the Shares of the Trust into seven series of shares of beneficial interests in the Trust (each, a "Series") as of that same date as set forth on Schedule A to the
Declaration: First Trust Russell Consumer Discretionary AlphaDex Fund, First Trust Russell Consumer Staples AlphaDex Fund, First Trust Russell Energy AlphaDex Fund, First Trust Russell Financial AlphaDex Fund, First Trust Russell Health Care AlphaDex Fund and First Trust Russell Technology AlphaDex Fund (the "Initial Series");

WHEREAS, the Trustees of the Trust, on the 16th day of April, 2007, determined not to bring and terminated the Initial Series;

WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the Trust, on the 16th of April, 2007, designated two additional series to be named First Trust DJ STOXX(R) Select Dividend 30 Index Fund and First Trust FTSE EPRA/NAREIT Global Real Estate Index Fund;

WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the Trust, on the 18th of July, 2007, designated three additional series to be named First Trust Dow Jones Global Select Dividend Index Fund, First Trust Europe Select AlphaDEX(TM) Fund and First Trust Japan Select AlphaDEX(TM) Fund;

WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the Trust, on the 10th of December, 2007, designated an additional series to be named First Trust Global IPOX-100 Index Fund;

WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the Trust, on the 22nd of May, 2008, designated an additional series to be named First Trust ISE Global Wind Energy Index Fund;

WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the Trust, on the 15th of September, 2008, renamed the series First Trust Global IPOX-100 Index Fund as First Trust Global IPO Index Fund and designated an additional series to be named First Trust ISE Global Engineering and Construction Index Fund;

WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the Trust, on the 30th of January, 2009, renamed the series First Trust DJ STOXX(R) Select Dividend 30 Index Fund as First Trust Dow Jones STOXX(R) European Select Dividend Index Fund;

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WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the Trust,
on the 23rd of March, 2009, renamed the series First Trust FTSE EPRA/NAREIT Global Real Estate Index Fund as First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund;

WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the Trust, on the 24th of August, 2009, designated an additional series to be named First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund; and

WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the Trust desire to amend and restate the Establishment and Designation of Series of Shares of Beneficial Interest in order to designate three additional series to be named First Trust BICK Index Fund and First Trust ISE Global Copper Index Fund and First Trust ISE Global Platinum Index Fund.

NOW THEREFORE, by vote of at least a majority of the Trustees of the Trust, the Establishment and Designation of Series of Shares of Beneficial Interest is amended and restated in its entirety as follows:

The following Series of the Trust are established and designated with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

   1.  First Trust Dow Jones STOXX(R) European Select Dividend Index Fund
   2.  First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund
   3.  First Trust Dow Jones Global Select Dividend Index Fund
   4.  First Trust Europe Select AlphaDEX(TM) Fund
   5.  First Trust Japan Select AlphaDEX(TM) Fund
   6.  First Trust ISE Global Wind Energy Index Fund
   7.  First Trust Global IPO Index Fund
   8.  First Trust ISE Global Engineering and Construction Index Fund
   9.  First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund
   10. First Trust BICK Index Fund
   11. First Trust ISE Global Copper Index Fund
   12. First Trust ISE Global Platinum Index Fund

1. Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Declaration.

2. The number of authorized Shares of each Series is unlimited.

3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time ("Prospectus"). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its

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pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4. With respect to each Series, (a) the purchase price of the Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

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IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has executed this instrument as of this 21st day of January, 2010.


/s/ W. Scott Jardine
------------------------------
W. Scott Jardine, Secretary



 STATE OF ILLINOIS            )
                              )  SS.
 COUNTY OF DUPAGE             )


Then personally appeared the above-named person(s) who are known to me to be the Secretary of the Trust whose name and signature are affixed to the foregoing Amended and Restated Establishment and Designation of Series and who acknowledged the same to be his free act and deed, before me this 21st day of January, 2010.


"OFFICIAL SEAL"
                                        /s/ Sandra Kim Streit
                                        --------------------------------------
Notary Public, State of Illinois         Notary Public

My Commission Expires: 5/24/2011


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